Exhibit 99.1


Semtech Announces Completion of Accelerated Stock Buyback and Resumption
                 of Existing Stock Repurchase Program


    CAMARILLO, Calif.--(BUSINESS WIRE)--Dec. 3, 2007--SEMTECH CORPORATION (NASDAQ: SMTC), a leading producer of high performance analog and mixed-signal semiconductors, announced today that it completed on December 3, 2007 an accelerated stock repurchase program previously announced on May 30, 2007. The company paid approximately $19.4 million purchase price adjustment to Goldman Sachs & Co. in connection with the termination of the program. The Company has purchased a total of 9,836,066 shares of its common stock for an aggregate price of $169.4 million. The repurchase was funded with the Company's existing cash, and the Company intends to hold the repurchased shares as treasury stock.

    With the completion of the accelerated stock repurchase program, the Company also announced today that it intends to resume purchasing shares of its common stock under its existing stock repurchase program, under which approximately $50.3 million of remaining authority exists.

    ABOUT SEMTECH

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    FORWARD-LOOKING AND CAUTIONARY STATEMENTS

    This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current conditions and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations, including with respect to the accelerated and existing stock repurchase programs. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "estimates," "believes," "projects," "should," "will," "plans," and similar words.

    Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for cellular phones, personal computers and automated test equipment, demand for semiconductor devices in general, demand for the Company's products in particular, competitors' actions, supply from key third-party silicon wafer foundries and assembly contractors, manufacturing costs and yields, relations with strategic customers, risks associated with the businesses of major customers, and risks associated with the accelerated and existing stock repurchase programs, including the time to complete the programs and the extent of any true-up adjustment to the initial purchase price. In addition to considering these risks and uncertainties, forward-looking statements should be considered in conjunction with the cautionary statements contained in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2007, in the Company's other filings with the SEC, and in material incorporated therein by reference. In light of the risks and uncertainties inherent in forecasts of revenue and gross margin and in other projected matters, forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Semtech Corporation
             Todd German, Investor Relations, 805-480-2004